Exhibit 10.2

September 22, 2025

Brandon Soto

Dear Brandon:

We are pleased to inform you that Coastal Community Bank has decided to extend this offer of employment to you subject to the terms identified below. This letter sets forth the terms of the offer that, if you accept, will govern your employment.

Job Title: Chief Financial Officer (CFO)

Officer Status: Executive Vice President (EVP) to be awarded after Board of Directors approval.

Start Date: October 1, 2025 (or a mutually agreed upon date)

Reports to: Chief Executive Officer

Salary: $500,000.00 annually

Restricted Stock Units: 33,000 Restricted Stock Unit (RSU) Award as follows:
1. 18,000 RSUs with an equal graded 4-year vesting schedule
2. 15,000 RSUs performance-based restricted stock units (“PSUs”) in accordance with the attached award agreement.

Discretionary Bonus: Eligible to participate in the Bank’s annual cash incentive plan similar to that offered to other senior executives (targeted at 50% of base salary), with award opportunities based upon the achievement of performance goals in relationship to objectively defined targets as established from year to year by the Compensation Committee.
Determinations regarding performance against established objectives shall be in the sole discretion of the Compensation Committee.

Discretionary Equity Award: Eligible to receive equity incentive awards under the Holding Company’s 2018 Omnibus Incentive Plan, as amended, or any successor plan (targeted at 50% of base salary), with award opportunities based upon continued service and/or the achievement of performance goals in relationship to objectively defined targets as established by the Compensation Committee. Determinations regarding the performance against

Exhibit 10.2

established objectives shall be in the sole discretion of the Compensation Committee.

401k Plan: You will be automatically enrolled in the bank’s plan the first of the month following your date of hire at a 5% deferral rate. You can opt out of the automatic enrollment. For 2025 the Board of Directors has approved a 50% match of employee contributions up to a maximum of 10% of your contribution. Match eligibility coincides with 1st of the month following hire date and in accordance with current plan documents.

Vacation: You will have 5 weeks of vacation (prorated based on start date).

Life Insurance: Coastal Community Bank shall reimburse up to $400.00 per month toward the premium for a life insurance policy pursuant to the Employment Agreement. In addition, you are eligible to participate in life insurance plans made available by Coastal Community Bank.

Health Benefits: The bank offers 3 health plans, an HDHP, Surest and PPO plan. In 2025 the bank offers discounted medical premiums if you participate in Wellness Program. More information is available upon request. You are eligible for benefits the first day of the month following your hire date.

This offer is contingent upon the following:

•Your successful completion of a background check to include criminal and credit.
•Your ability to provide documents showing proper identity and work authorization (as required by Form I-9) no later than the third day of employment.

On or before the start date, Coastal Community Bank shall pay you a signing bonus in the amount of $15,000.

If these terms are agreeable to you, please sign and date the letter in the appropriate space at the bottom and return it to me. We hope you accept this offer and we look forward to your coming on board. Should you have any questions or need additional information, please call me.

Sincerely,

Eric Sprink
Chief Executive Officer

Exhibit 10.2

Agreed and Accepted:

Brandon Soto

Date

You agree that your employment can be terminated with or without cause, and with or without notice at any time, at the option of either yourself or Coastal Community Bank. This is consistent with our employment at will policy.